Exhibit 10.11

AN2 Therapeutics, Inc.

January 29, 2026

Lucy O. Day

2032 Middlefield Road

Palo Alto, CA 94301

Re: Amended and Restated Employment Letter Agreement

Dear Lucy:

This amended and restated employment letter agreement (this “Agreement”) amends and restates your employment letter agreement dated November 19, 2019 (the “Prior Agreement”) and the compensation terms related to your employment as Chief Financial Officer of AN2 Therapeutics, Inc. (the “Company”) and you (also referred to herein as “Employee” and together, the “Parties”). This Agreement sets forth the terms of your continued employment with the Company, effective as of February 1, 2026 (the “Effective Date”):

1.
Terms and Conditions of Employment. Following the Effective Date, the terms and conditions of Employee’s employment in the capacity of Chief Financial Officer with the Company will be as set forth in this Agreement. Employee consents to the terms and conditions of employment set forth in this Agreement, including the diminution in Employee’s base salary, bonus, and severance benefits, and agrees that neither such terms and conditions nor the effects of such changes shall constitute Good Reason to terminate employment under the Company’s Severance and Change in Control Plan (the “Severance Plan”).
2.
Position. Employee will continue to serve in the position of Chief Financial Officer, will continue to report to the Company’s Chief Executive Officer, and shall be responsible for the duties customarily associated with this position and such other duties assigned by the Company. Employee will no longer serve as principal accounting officer. This continues to be an exempt position.
3.
Compensation During Employment Period.
(a)
Salary. Following the Effective Date, Employee’s base salary (the “Base Salary”) will be reduced to 75% of the Base Salary or $335,400 (the “75% Base Salary”) and, starting on April 1, 2026, Employee’s Base Salary will be reduced to 50% of the Base salary or $223,600 (the “50% Base Salary”). Employee’s salary will continue to be paid on the Company’s normal payroll schedule.
(b)
Benefits. Following the Effective Date, Employee may be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company subject to the terms and conditions of such plans and Company policies. The Company may change Employee’s compensation and benefits from time to time in its sole discretion.
(c)
Stock Awards. Following the Effective Date, Employee’s Stock Awards (as defined below) outstanding as of the Effective Date shall continue to be eligible to vest in accordance with the terms and conditions of the underlying Stock Award agreements. Employee’s Stock Awards shall continue to be governed by the terms and conditions of the underlying Stock Award agreements and

Company’s equity plan pursuant to which such Stock Awards were granted. For purposes of this Agreement, “Stock Awards” shall mean all stock options, restricted stock units and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof. Following the Effective Date, Employee will remain eligible for the grant of additional Stock Awards in accordance with the Company’s annual grant cycle and standard equity grant practices.
(d)
Expenses. All reasonable business expenses that are documented by Employee and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.
4.
Annual Bonus. Following the Effective Date, Employee will remain eligible to receive an annual discretionary bonus under the Incentive Compensation Plan for the fiscal year ended December 31, 2025 which shall be determined in the sole discretion of the Company and based, in part, on Employee’s performance and the performance of the Company during the calendar year (“Prior Fiscal Year Bonus”). The terms and conditions of the Prior Fiscal Year Bonus shall not be amended or modified pursuant to this Agreement. Following the Effective Date, Employee will continue to be eligible for annual discretionary bonuses under the Incentive Compensation Plan for the fiscal year ended December 31, 2026 and future fiscal years, which shall be determined in the sole discretion of the Company and based, in part, on Employee’s performance and the performance of the Company during the calendar year, and subject to Employee’s continued employment with the Company through the payment date; provided, however, that Employee’s bonus amount, expressed as a percentage of Employee’s base salary, shall be based on the then-current base salary (i.e., 75% Base Salary or 50% Base Salary), and for 2026, prorated based on % of time worked, at the time the Compensation Committee of the Company’s Board of Directors determines the terms and conditions of such annual bonuses for the applicable fiscal year.
5.
Severance. Following the Effective Date, Employee will continue to participate in the Severance Plan as a Covered Employee (as defined in the Severance Plan) subject to the terms and conditions of the Severance Plan, provided, that the following modifications shall be made to Employee’s cash severance benefits under Section 4.2.1(a) only of the Severance Plan and to the continued group health plan continuation coverage under Section 4.2.2 (with respect to involuntary termination not in connection with a change of control only) of the Severance Plan:
(a)
Involuntary Termination during the period starting on the Effective Date and ending on March 31, 2026: Employee’s cash lump sum payment shall equal the product of her 75% Base Salary and the relevant factor corresponding to Employee’s Tier level.
(b)
Involuntary Termination on or after April 1, 2026: Employee’s cash lump sum payment shall equal 50% of the relevant factor corresponding to Employee’s Tier level.
(c)
Involuntary Termination on or after April 1, 2026: Employee’s COBRA Payment Period (as defined in the Severance Plan) under Section 4.2.2 of the Severance Plan shall be multiplied by 50% (i.e. reduced from nine months to 4.5 months).
6.
At-Will Employment Relationship. Employee may terminate Employee’s employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate Employee’s employment at any time, with or without cause or advance notice. Employee’s employment at-will status can only be modified in a written agreement signed by Employee and by an officer of the Company.

7.
Withholding Taxes. All amounts payable to Employee will be subject to reduction to reflect applicable withholding and payroll taxes.
8.
Compliance with Employee Confidential Information and Inventions Agreement and Company Policies. In the performance of services for the Company, Employee acknowledges that Employee will abide by all of the Company’s rules and policies, as in effect from time to time. Employee acknowledges that Employee will continue to be bound by and will abide by the terms of the Company’s Employee Confidential Information and Invention Assignment Agreement effective as of November 20, 2019 (the “Confidential Information and Invention Assignment Agreement”), which Employee previously signed as a condition of employment and which shall remain in full force and effect.
9.
DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Employee acknowledges that by agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. Employee will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

10.
Miscellaneous. This Agreement, together with the Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement governing Employee’s employment with the Company and supersedes the Prior Agreement and any other agreements or promises made to Employee, whether oral or written. This Agreement will bind the heirs, personal representatives, successors and assigns of Employee and the Company, and inure to the benefit of Employee and the Company, their respective heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, that determination shall not affect the validity or enforceability of any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

(Signature Page Follows)

Sincerely,

AN2 Therapeutics, Inc.

By:	/s/ Eric Easom
Eric Easom, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Lucy O. Day
Lucy O. Day